Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2010 RESULTS

Boca Raton, Fla., October 27, 2010 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal quarter ending September 25, 2010.

THIRD QUARTER RESULTS 1

Total Company sales in the third quarter of 2010 were $2.9 billion, a 4% decrease compared to the third quarter of 2009. Excluding the impact of foreign exchange translation and business restructuring activities completed subsequent to the third quarter of 2009, the year-over-year sales decline was 2%.

The Company reported earnings, after preferred stock dividends, of $54 million in the third quarter, compared to a loss of $413 million in the third quarter of 2009. Earnings per share were $0.18 in the quarter, compared to a loss per share of $1.51 in the third quarter of 2009. Earnings in the third quarter of 2010 included significant tax and interest expense benefits related to the settlement of certain tax positions relating to open years which positively impacted earnings in the quarter by $0.15 per share. Third quarter 2009 results included charges for deferred tax asset valuation allowances, the reversal of tax benefits and Charges related to restructuring activities which negatively impacted earnings by $1.43 per share.

Total Company operating expenses in the quarter decreased by approximately 8%, or $72 million, compared to the third quarter of 2009. This decrease primarily reflects the Charges taken in the third quarter of 2009, cost actions taken in the third quarter of 2010 and lower professional fees as compared to the prior year period.

EBIT of $20 million in the third quarter of 2010 was $2 million higher than EBIT, adjusted for Charges, reported in the prior year period.

The Company’s free cash flow was $109 million in the third quarter of 2010 and cash on hand was $679 million at the end of the quarter.

“We are pleased with our strong cash flow performance in the third quarter which was driven by both earnings and good working capital management,” said Mike Newman, Office Depot’s chief financial officer. “We have been executing very well across the entire enterprise as we focus on returning to sales growth and delivering improved profit as we go forward.”

[1]

Includes non-GAAP information. Third quarter 2009 results include impacts of previously announced programs (“Charges”) and tax adjustments related to recording a deferred tax valuation allowance. Additional information is provided in our Form 10-Q filing for the third quarter ended September 25, 2010. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

THIRD QUARTER DIVISION RESULTS

North American Retail Division

Third quarter sales in the North American Retail Division were $1.3 billion, a decrease of 1% compared to the same period last year. Comparable store sales in the 1,131 stores in the U.S. and Canada that have been open for more than one year were flat in the third quarter of 2010 compared to the prior year period. The third quarter customer transaction counts increased compared to the same period last year while the average order value decreased in the quarter, reflecting increased competitive pressure during the Back-to-School season.

The North American Retail Division reported operating profit of $30 million in the quarter, compared to $35 million reported in the same period of the prior year. The operating profit decline was driven primarily by increased advertising expense in the quarter to drive improved brand awareness and the impact on product margins from the promotional and competitive Back-to-School season. These factors were partially offset by lower occupancy costs and reduced product clearance activities, as well as benefits from increased direct import product penetration.

During the third quarter of 2010, Office Depot closed five stores and opened three new stores, bringing the total store count in North America to 1,150 as of September 25, 2010.

North American Business Solutions Division

Third quarter sales in the North American Business Solutions Division were $842 million, a decrease of 4% compared to the same period last year. Average order value for the quarter was slightly higher compared to the third quarter of 2009 and customer transaction counts continued to be lower than the prior year period. However, the rate of transaction decline has now improved sequentially over the past six quarters. Sales in the direct channel were relatively flat compared to the same period in 2009. The contract channel sales declined in the quarter compared to one year ago but the rate of that decline improved from prior quarters.

The North American Business Solutions Division reported operating profit of $25 million in the quarter, an increase of $4 million compared with the same period one year ago. The increase in operating profit reflects a relatively higher sales mix from our direct channel and improved productivity in selling expenses.

International Division

Third quarter sales in the International Division were $778 million, a decrease of 10% in U.S. dollars and a decrease of 3% in local currency compared with the same period last year. The closing of retail stores in Japan during 2009 accounted for approximately 1% of the local currency sales decline. In local currencies, contract channel sales in the quarter were flat compared to the prior year as the public sector business continued to be challenged as a result of governmental austerity programs implemented throughout Europe. Third quarter sales in the direct channel declined compared to the same period in 2009, though the rate of decline has improved compared to prior quarters. The retail channel sales were slightly higher in the quarter, after considering the Japan retail store closures last year.

The International Division reported an operating profit of $30 million in the quarter, compared to $34 million in the same period of the prior year. The operating profit decline in the quarter resulted from the flow through effect from lower sales volume, partially offset by improved product pricing, lower occupancy costs and benefits derived from reduced distribution and general and administration costs compared to the same period last year. The change in exchange rates negatively impacted operating profit by approximately $3 million for the third quarter of 2010.

Other Matters

Office Depot announced on October 25, 2010, that Steve Odland, Chairman and Chief Executive Officer since 2005, has resigned from the Company effective November 1, 2010 by mutual agreement with the Board of Directors. Neil R. Austrian, Lead Director, will serve as Interim Chairman and Chief Executive, while the Board conducts a search for a permanent replacement. Mr. Odland will act as a consultant to the Company through December 31, 2010 in order to enable a smooth transition. For additional information regarding these matters, please refer to the Current Report on Form 8-K filed by the Company on October 25, 2010, as may be amended from time to time.

Additional information on the Company’s third quarter results can be found in our Form 10-Q filed with the Securities and Exchange Commission on October 27, 2010. Additional information on the Company’s third quarter of 2010 can also be found in our supplemental investor presentation found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,600 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.1 billion e-commerce operation. Office Depot has annual sales of approximately $12.1 billion, and employs about 41,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 53 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 25, 2010	December 26, 2009	September 26, 2009
Assets
Current assets:
Cash and cash equivalents	$678,717	$659,898	$692,886
Receivables, net	998,792	1,121,160	1,165,003
Inventories	1,183,854	1,252,929	1,176,659
Deferred income taxes	9,146	16,637	19,502
Prepaid expenses and other current assets	153,973	155,705	170,454

Total current assets	3,024,482	3,206,329	3,224,504
Property and equipment, net	1,219,151	1,277,655	1,281,066
Goodwill	19,431	19,431	19,431
Other intangible assets	22,634	25,333	26,360
Deferred income taxes	81,395	81,706	96,312
Other assets	333,844	279,892	257,563

Total assets	$4,700,937	$4,890,346	$4,905,236

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,045,121	$1,081,381	$1,061,345
Accrued expenses and other current liabilities	1,170,788	1,280,296	1,249,575
Income taxes payable	6,653	6,683	4,854
Short-term borrowings and current maturities of long-term debt	73,475	59,845	60,265

Total current liabilities	2,296,037	2,428,205	2,376,039
Deferred income taxes and other long-term liabilities	582,081	654,851	665,758
Long-term debt, net of current maturities	657,164	662,740	667,025

Total liabilities	3,535,282	3,745,796	3,708,822

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,516 in September 2010, $368,116 in December 2009 and $359,138 in September 2009)	355,979	355,308	340,218

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 282,982,123 in 2010, 280,652,278 in
December 2009 and 280,634,590 in September 2009	2,830	2,807	2,806
Additional paid-in capital	1,167,828	1,193,157	1,195,005
Accumulated other comprehensive income	205,761	238,379	241,619
Accumulated deficit	(506,715)	(590,195)	(528,575)
Treasury stock, at cost – 5,915,268 shares in 2010, December 2009, and September 2009	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	811,971	786,415	853,122
Noncontrolling interest	(2,295)	2,827	3,074

Total stockholders’ equity	809,676	789,242	856,196

Total liabilities and stockholders’ equity	$4,700,937	$4,890,346	$4,905,236

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009

Sales	$2,899,717	$3,029,207	$8,671,162	$9,078,612
Cost of goods sold and occupancy costs	2,070,534	2,169,084	6,161,560	6,544,179

Gross profit	829,183	860,123	2,509,602	2,534,433

Store and warehouse operating and selling expenses	665,905	715,439	1,998,339	2,201,342
General and administrative expenses	154,965	177,480	475,043	524,273

Operating profit (loss)	8,313	(32,796)	36,220	(191,182)

Other income (expense):
Interest income	2,513	24	3,493	1,936
Interest expense	(6,093)	(17,242)	(40,456)	(51,905)
Miscellaneous income (expense), net	11,189	9,369	21,969	6,222

Earnings (loss) before income taxes	15,922	(40,645)	21,226	(234,929)

Income tax expense (benefit)	(46,943)	358,400	(61,188)	302,312

Net earnings (loss)	62,865	(399,045)	82,414	(537,241)

Less: Net loss attributable to the noncontrolling interest	(632)	(1,011)	(1,066)	(2,396)

Net earnings (loss) attributable to Office Depot, Inc.	63,497	(398,034)	83,480	(534,845)

Preferred stock dividends	9,210	14,931	27,898	15,417

Income (loss) available to common shareholders	$54,287	$(412,965)	$55,582	$(550,262)

Earnings (loss) per share:
Basic	$0.18	$(1.51)	$0.20	$(2.02)
Diluted	0.18	(1.51)	0.20	(2.02)

Weighted average number of common shares outstanding:
Basic	275,956	274,194	275,170	272,554
Diluted	354,380	274,194	275,170	272,554

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	September 25, 2010	September 26, 2009

Cash flows from operating activities:
Net earnings (loss)	$82,414	$(537,241)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	155,681	161,765
Charges for losses on inventories and receivables	42,784	57,390
Valuation allowance and non-cash tax settlements	(45,945)	321,566
Changes in working capital and other	(56,351)	263,678

Net cash provided by operating activities	178,583	267,158

Cash flows from investing activities:
Capital expenditures	(120,469)	(74,057)
Acquisition related payments	(32,738)	—
Release of restricted cash	—	6,037
Proceeds from assets sold	24,718	147,731
Other	1,106	1,213

Net cash provided by (used in) investing activities	(127,383)	80,924

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	2,226	33
Tax benefits from employee share-based payments	3,303	—
Share transactions under employee related plans	(1,281)	—
Proceeds from issuance of redeemable preferred stock, net	—	324,801
Preferred stock dividends	(18,688)	—
Debt related fees	(4,688)	—
Payments of debt under asset based credit facility	—	(139,098)
Net payments on long- and short-term borrowings	(2,669)	(8,483)

Net cash provided by (used in) financing activities	(21,797)	177,253

Effect of exchange rate changes on cash and cash equivalents	(10,584)	11,806

Net increase in cash and cash equivalents	18,819	537,141
Cash and cash equivalents at beginning of period	659,898	155,745

Cash and cash equivalents at end of period	$678,717	$692,886

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts).

The tables below relate to the third quarter and year-to-date September 2009; no adjustments for Charges have been made to the 2010 periods.

Q3 2009	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$860.1	28.4%	$0.9	$861.0	28.4%
Operating expenses	$892.9	29.5%	$(39.2)	$853.7	28.2%
Operating profit (loss)	$(32.8)	(1.1)%	$40.1	$7.3	0.2%
Income (loss) available to common shareholders	$(413.0)	(13.6)%	$391.7	$(21.3)	(0.7)%

Diluted earnings (loss) per share	$(1.51)		$1.43	$(0.08)

YTD 2009	GAAP	% of Sales	Charges & Tax Adjustments	Non-GAAP	% of Sales
Gross profit	$2,534.4	27.9%	$10.9	$2,545.3	28.0%
Operating expenses	$2,725.6	30.0%	$(184.2)	$2,541.4	28.0%
Operating profit (loss)	$(191.2)	(2.1)%	$195.1	$3.9	0.0%
Income (loss) available to common shareholders	$(550.2)	(6.1)%	$496.0	$(54.2)	(0.6)%

Diluted earnings (loss) per share	$(2.02)		$1.82	$(0.20)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

	Q3 2010	Q3 2009

Cash Flow Summary
Net cash provided by (used in) operating activities	$146.3	$160.8
Net cash provided by (used in) investing activities	(50.9)	(20.1)
Net cash provided by (used in) financing activities	(7.3)	(10.6)
Effect of exchange rate changes on cash and cash equivalents	12.8	4.1

Net increase (decrease) in cash and cash equivalents	$100.9	$134.2

Free Cash Flow
Net cash provided by (used in) operating activities	$146.3	$160.8
Less: Capital expenditures	37.3	20.3

Free Cash Flow	$109.0	$140.5

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$100.9	$134.2
Less: Net cash provided by (used in) financing activities	(7.3)	(10.6)

Cash Flow Before Financing Activities	$108.2	$144.8

	YTD 2010	YTD 2009
Cash Flow Summary
Net cash provided by (used in) operating activities	$178.6	$267.2
Net cash provided by (used in) investing activities	(127.4)	80.9
Net cash provided by (used in) financing activities	(21.8)	177.2
Effect of exchange rate changes on cash and cash equivalents	(10.6)	11.8

Net increase (decrease) in cash and cash equivalents	$18.8	$537.1

Free Cash Flow
Net cash provided by (used in) operating activities	$178.6	$267.2
Less: Capital expenditures	120.5	74.1

Free Cash Flow	$58.1	$193.1

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$18.8	$537.1
Less: Net cash provided by (used in) financing activities	(21.8)	177.2

Cash Flow Before Financing Activities	$40.6	$359.9

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2010	2009	2010	2009

Sales	$1,280.1	$1,288.3	$3,728.5	$3,850.7
% change	(1)%	(18)%	(3)%	(19)%

Division operating profit	$29.7	$35.1	$111.3	$103.4
% of sales	2.3%	2.7%	3.0%	2.7%

North American Business Solutions Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2010	2009	2010	2009

Sales	$841.8	$880.4	$2,492.7	$2,662.6
% change	(4)%	(16)%	(6)%	(17)%

Division operating profit	$25.1	$21.3	$59.3	$76.9
% of sales	3.0%	2.4%	2.4%	2.9%

International Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2010	2009	2010	2009

Sales	$777.8	$860.6	$2,450.0	$2,565.2
% change	(10)%	(16)%	(4)%	(22)%
% change in local currency sales	(3)%	(9)%	(3)%	(10)%

Division operating profit	$29.7	$34.2	$90.2	$55.8
% of sales	3.8%	4.0%	3.7%	2.2%

Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Store Statistics

United States and Canada:
Store count:
Stores opened	3	1	14	4
Stores closed	5	1	16	113
Stores relocated	2	3	2	5
Total U.S. and Canada stores	1,150	1,158	1,150	1,158

North American Retail Division square footage:	27,746,367	28,260,731
Average square footage per NAR store	24,127	24,405
International Division company-owned:
Store count:
Stores opened	2	1	6	3
Stores closed	1	10	2	27
Total International company-owned stores	141	138	141	138